EXHIBIT 99.1
CONTACT:
Bob De Vaere
IDM Pharma, Inc.
Chief Financial Officer
Office: (949) 470-6447
Geoff Curtis
WeissComm Partners
Cell: (312) 550-8138
gcurtis@weisscommpartners.com
IDM Pharma Announces Plans to Amend New Drug
Application for Mifamurtide (L-MTP-PE) for the Treatment of
Patients with Osteosarcoma
-Company to provide additional data, including updated Phase 3 survival data-
Irvine, Calif. — July 23, 2007 — IDM Pharma, Inc. (NASDAQ: IDMI) announced today that it has recently met with the U.S. Food and Drug Administration (FDA) and informed the FDA that the Company intends to take immediate action to supplement the data in its current New Drug Application (NDA) for mifamurtide (L-MTP-PE), formerly known as Junovan, which is being reviewed for the treatment of children and adolescents with non-metastatic osteosarcoma.
The Company plans to collect and submit additional Phase 3 data that will support the benefit of L-MTP-PE in the treatment of non-metastatic osteosarcoma. Specifically, the Company will continue working with the cooperative groups and investigative sites involved in the study to collect vital status (information on whether the subjects remain alive or have died) on patients who participated in the Phase 3 clinical trial and for which data was not available at the time of filing of the NDA in October 2006. When the additional follow up data have been collected, the Company will analyze the data set and expects to submit an amendment to the NDA to the FDA by the first quarter of 2008. In addition to collecting supplemental Phase 3 data, the Company is also working on addressing other concerns raised at the Oncologic Drugs Advisory Committee (ODAC) meeting held in May 2007 and discussed in the recent meeting with the FDA.
“While we believe the overall survival benefit of L-MTP-PE has been demonstrated, we acknowledge the issues raised by the FDA’s review of our NDA, in part based on the submitted data set,” said Timothy P. Walbert, President and Chief Executive Officer of IDM Pharma, Inc. “We are confident that these efforts will allow a more robust analysis of L-MTP-PE, will continue to support its overall survival benefit in osteosarcoma and will provide substantial evidence for the potential regulatory approval of this important treatment.”
L-MTP-PE stimulates the innate immune system, or the body’s first line of defense, to kill tumor cells, and based on data from clinical studies, when used in combination with surgery and chemotherapy, L-MTP-PE reduces the risk of recurrence of osteosarcoma and improves long term survival.

About the mifamurtide (L-MTP-PE) NDA
The L-MTP-PE NDA includes efficacy and safety data from 678 patients with non-metastatic resectable osteosarcoma, 332 of whom received L-MTP-PE, and from 115 patients with metastatic or unresectable osteosarcoma, 39 of whom received L-MTP-PE, in the controlled Phase 3 trial conducted by the Pediatric Oncology Group (POG) and the Children’s Cancer Group (CCG), now the Children’s Oncology Group (COG), sponsored by the Cancer Therapy Evaluation Program (CTEP) of the National Cancer Institute. Also included are safety and efficacy data from 51 patients with metastatic osteosarcoma treated in earlier Phase 2 studies. The biological effects and safety of L-MTP-PE are further supported by data from 15 other Phase 1 and 2 clinical studies in which an additional 197 patients received at least one dose of L-MTP-PE.
L-MTP-PE stimulates the innate immune system (the body’s first line of defense) to kill tumor cells. When administered in combination with chemotherapy and after tumor resection to osteosarcoma patients in the Phase 3 trial, L-MTP-PE provided a significant improvement in Disease Free Survival (DFS) (p = 0.0245) and Overall Survival (OS) (p = 0.0183). At 6 years, the probability of survival when L-MTP-PE is combined with adjuvant chemotherapy is 77% (95%CI: 72-83%) compared to 66% (95%CI: 59-73%) without L-MTP-PE, a clinically meaningful finding in a pediatric population where the longer the survival, the greater the chance the patient is cured of cancer.
Treatment with L-MTP-PE was generally well tolerated in all phases of study. Adverse events were mild to moderate in severity and included chills, fever, nausea, vomiting, myalgia, headache, tachycardia (fast heart rate), hypo- and hypertension, fatigue and shortness of breath, all of which are consistent events with the activation of monocytes and macrophages by L-MTP-PE and the flu-like symptoms that follow cytokine release.
The NDA for L-MTP-PE was submitted to the FDA in October 2006 and was accepted on December 26, 2006. L-MTP-PE was granted orphan drug status in the United States in 2001.
The FDA’s ODAC voted 12 to 2 that the data in the NDA do not provide substantial evidence of effectiveness of L-MTP-PE in the treatment of patients with non-metastatic, resectable osteosarcoma receiving combination chemotherapy. The FDA will consider ODAC’s recommendation when reviewing the NDA for L-MTP-PE. The Company anticipates a decision in late August 2007.
IDM Pharma is also seeking approval from the European Medicines Agency (EMEA) for the use of L-MTP-PE, or MEPACT as it is known in Europe. The Marketing Authorization Application (MAA) for L-MTP-PE was submitted to the EMEA on November 1, 2006 and accepted for review on November 27, 2006. The EMEA application is currently under review and the Company continues to work closely with the regulatory body to ensure they have the information needed to approve what would be the first new treatment option for osteosarcoma in nearly 20 years. L-MTP-PE was granted orphan drug status in Europe in 2004.
About Osteosarcoma
About 3% of all childhood cancers are osteosarcoma. Because osteosarcoma usually develops from osteoblasts, it most commonly affects children and young adults experiencing their adolescent growth spurt. Boys and girls have a similar incidence rate until later in their adolescence, when boys are more commonly affected. While most tumors occur in larger bones, such as the femur, tibia, and humerus, and in the area of the bone that has the fastest growth rate, they can occur in any bone. The most common symptom is pain, but swelling and limited movement can occur as the tumor grows.

Osteosarcoma is an orphan disease with fewer than 1,000 new cases diagnosed in the U.S. each year. A similar incidence of the disease exists in Europe. According to the Children’s Oncology Group, the survival of children with osteosarcoma has remained at 60-65% since the mid-1980s. The standard treatment for osteosarcoma is tumor resection with combination chemotherapy before and after surgery.
About IDM Pharma
IDM Pharma is focused on the development of innovative cancer products that either destroy cancer cells by activating the immune system or prevent tumor recurrence by triggering a specific adaptive immune response. IDM Pharma is dedicated to maximizing the full therapeutic and commercial potential of each of its innovative products to address the needs of patients and the physicians who treat these patients.
For more information about the company and its products, visit www.idm-pharma.com.
Forward-Looking Statements
This press release includes forward-looking statements that reflect management’s current views of future events including statements regarding the Company’s plans to collect, analyze and submit additional Phase 3 data in an amended NDA for L-MTP-PE and the review of the submissions for marketing approval of L-MTP-PE (mifamurtide for injection), formerly known as Junovan in the US and known as MEPACT in Europe, by the FDA and the EMEA. Actual results may differ materially from the forward-looking statements due to a number of important factors, including, but not limited to, the possibility that the Company may not be able to collect, analyze and submit additional data in an amendment to the NDA for L-MTP-PE by the first quarter of 2008, if at all, the possibility that such data will not support the benefit of L-MTP-PE in the treatment of non-metastatic osteosarcoma, will not allow a more robust analysis of L-MTP-PE, will not continue to support its overall survival benefit in osteosarcoma, and may not provide substantial evidence for the potential regulatory approval of L-MTP-PE, the timing of the FDA’s and EMEA’s review of the submissions for marketing approval of L-MTP-PE, the ability of the Company to respond to questions raised by the FDA and EMEA in a satisfactory manner, the time needed to respond to any issues raised by the FDA and EMEA with regard to regulatory submissions for L-MTP-PE, although the FDA is not bound by the decision of any advisory panel, the possible negative impact that the opinion of the FDA’s Oncologic Drug Advisory Committee that the results of the Company’s Phase 3 trial do not provide substantial evidence of effectiveness of L-MTP-PE in the treatment of patients with non-metastatic, resectable osteosarcoma receiving combination chemotherapy would have upon the determination by the FDA whether to approve the marketing application for L-MTP-PE, which would have a material and adverse affect on IDM’s business, the possibility that regulatory authorities may not consider preclinical and early clinical development work conducted by Ciba-Geigy and efficacy data from the Phase 3 trial conducted by Children’s Oncology Group as adequate for their assessment of L-MTP-PE, which may cause delays in review, may result in the regulatory authorities requiring the Company to conduct additional clinical trials, or may result in a determination by the regulatory authorities that the data does not support marketing approval, whether regulatory authorities will approve L-MTP-PE within the time frame expected by the Company or at all, and whether the Company will be able to manufacture L-MTP-PE even if it is approved by regulatory authorities. Other risks affecting the Company and its drug development programs include whether the Company or any of its collaborators will be able to develop pharmaceutical products using the technologies of the Company, whether clinical trial results to date are predictive of results of any future clinical trials, risks associated with completing clinical trials of product candidates, risks involved in the regulatory approval process for the Company’s product candidates, the possibility that clinical testing may reveal undesirable and unintended side effects or other characteristics that may prevent or limit the commercial use of proposed products; whether the cash resources of the Company will be sufficient to fund operations as planned, including any further clinical trials of any of the Company’s product candidates; whether any steps taken by the Company to contain costs will in fact result in sufficient reduction in expenses; reliance on key employees, especially senior management; the risk that the Company may not secure or maintain relationships with collaborators, and the Company’s dependence on intellectual property. These factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC for the quarter ended March 31, 2007 and other periodic reports filed with the SEC. The Company expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.